Exhibit 10.2

June 15, 2011

Shareholders and Board of Directors
TrueSport Alliances & Entertainment, Ltd.

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Truesport Alliances & Entertainment, Ltd., a Nevada corporation, of my resignation, effective immediately, from my positions as President, Chief Executive Officer, Treasurer, Secretary,  and as Chairman of the Board of Truesport Alliances & Entertainments, Ltd.

/s/ Scott Ence_
Scott Ence